Exhibit 23.3

CONSENT OF INDEPENDENT FINANCIAL CONSULTANT

We consent to the use of our names and the summary of the valuation data arising from an analysis of common stock undertaken by us of TherOx, Inc. (the “Company”) and we have reviewed the Company’s Registration Statement on Form S-1 (Registration No. 333-                    , the “S-1”) initially filed with the Securities and Exchange Commission on September 4, 2008, as amended, and we agree that the summary and usage of the valuation data disclosed in the S-1 reflects the data provided by us.

/s/ Chris Kramer for Strategic Equity Group

STRATEGIC EQUITY GROUP

July 30, 2008